                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549







                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event) July 21, 2000





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

     Associates Corporation of North America (the "Company")released earnings for the six- and three-month periods ended June 30, 2000. The discussion that follows includes amounts reported in the historical financial statements adjusted on a pro forma basis to include certain effects of receivables held for securitization and receivables sold with servicing retained ("Managed Basis"). This presentation excludes the receivables of Arcadia Financial Ltd. ("Arcadia") securitized prior to the acquisition of Arcadia by the Company. Prior to the second quarter of 2000, the Company discussed the results of operations on an Owned Basis. The change to Managed Basis reporting was the result of increased securitization activity during 1999 and 2000. Prior period amounts have been restated to reflect the current period presentation. On an Owned Basis, the net earnings on the Company's retained securitization interests and receivables held for securitization are included in servicing related income in the consolidated statement of earnings. On a Managed Basis, these earnings are reclassified and presented as if the receivables had neither been held for securitization nor sold. The initial gains recorded on securitization transactions are recorded in investment and other income on both an Owned and Managed Basis. Management believes the discussion of Managed Basis information is useful in evaluating the Company's operating performance.


     Below is a summary of the significant transactions and other financial information.


Significant Transactions
------------------------

Securitization transactions

     During the first and second quarters of 2000, the Company securitized and sold a home equity receivables portfolio and an automobile finance receivables portfolio totaling $2.3 billion and retained interests in the related securitization trusts totaling approximately $400 million.

Acquisitions

     In April 2000, Associates First Capital Corporation ("First Capital"), the Company's parent, acquired Arcadia. Following the closing of the acquisition, First Capital transferred Arcadia to the Company in the form of a capital contribution.


Managed Finance Receivables Growth
----------------------------------

     Managed finance receivables increased to $54.6 billion at June 30, 2000 from $52.4 billion at December 31, 1999. The increase in managed receivables was primarily related to growth in the home equity and personal loan product lines.


Earnings
--------

     Net earnings for the six- and three-month periods ended June 30, 2000 were $574.4 million and $312.0 million, respectively, compared to $531.7 million and $270.9 million for the corresponding periods in the previous year. The primary factors affecting earnings and the Company's operating results are discussed below:

     Total revenue. Total revenue on a managed basis for the six- and three-month periods ended June 30, 2000 was $4.0 billion and $2.1 billion, respectively, as compared to $3.7 billion and $1.9 billion for the corresponding periods in the prior year. Managed Basis finance charge revenues increased by approximately $80 million and $72 million for the six- and three-month periods ended June 30, 2000 from the comparable periods in the prior year. This increase was primarily caused by an increase in average managed finance receivables outstanding during the comparable periods.

     Investment and other income increased approximately $159 million and $137 million for the six- and three-month periods ended June 30, 2000 which also contributed to the increase in total revenue on a managed basis. These increases were primarily caused by the pre-tax gains on securitization of finance receivables noted above, as well as, increases in investment income and fee income.

     Credit Quality. Net credit losses as a percent of average net finance receivables ("Loss Ratio") increased in the six- and three-month periods ended June 30, 2000 as compared to the same periods in the prior year. The increase in the Loss Ratio was the result of increased losses in the Company's personal lending and truck and truck trailer product lines.

Allowance for Losses/Coverage
-----------------------------

     The allowance for losses on finance receivables was $1,407.4 million at June 30, 2000 compared to $1,408.4 million at December 31, 1999. While managed finance receivables increased during the six months ended June 30, 2000, Owned Basis finance receivables at June 30, 2000 were consistent with the balance at December 31, 1999. Accordingly, the allowance for losses to net finance receivables ("Allowance Ratio")was 2.83% at both June 30, 2000 and December 31, 1999.

     Management believes the allowance for losses at June 30, 2000 is sufficient to provide adequate protection against possible losses in its portfolios.

60+Days Contractual Delinquencies
---------------------------------

     The Company's 60+days contractual delinquencies on a managed basis at June 30, 2000 remained consistent with March 31, 2000 and improved slightly as compared to June 30, 1999. The decrease in the delinquency rate occurred primarily in the home equity, personal lending and equipment product lines.


     Certain unaudited financial information for the six- and three-month periods ended June 30, 2000 and 1999, and as of June 30, 2000, December 31, 1999 and June 30, 1999 for Associates Corporation of North America is as follows (dollar amounts in millions) (1)(2):


KEY DATA (MANAGED BASIS)            Six Months Ended      Three Months Ended
-----------------------                 June 30                 June 30
                                    ----------------      ------------------
                                   2000          1999      2000          1999
                                   ----          ----      ----          ----

TOTAL REVENUE                   $3,976.6      $3,726.8   $2,072.5    $1,862.5

EARNINGS BEFORE PROVISION FOR
 INCOME TAXES                      886.3         841.3      477.3       434.6

NET EARNINGS                       574.4         531.7      312.0       270.9

NET CREDIT LOSSES (as a % of
   average managed receivables)     1.84%         1.83%      1.72%       1.84%



KEY DATA (OWNED BASIS)

TOTAL REVENUE                   $3,880.8      $3,704.5   $2,022.2    $1,842.7

EARNINGS BEFORE PROVISION FOR
 INCOME TAXES                      886.3         841.2      477.3       434.5

NET EARNINGS                       574.4         531.7      312.0       270.9

NET CREDIT LOSSES (as a % of
   average finance receivables)     1.95%         1.77%      1.90%       1.73%


                                       June 30       December 31    June 30
                                         2000           1999          1999
                                       -------       -----------    -------
MANAGED RECEIVABLES                   $54,604.0      $52,373.0     $50,137.3

NET FINANCE RECEIVABLES (Owned Basis)  49,813.6       49,766.7      49,286.0

TOTAL MANAGED ASSETS                   69,956.9       62,391.6      63,493.8

TOTAL DEBT                             55,206.2       49,501.9      52,430.3


STOCKHOLDERS' EQUITY                   10,149.7        9,279.3       9,202.2

ALLOWANCE FOR LOSSES ON
 FINANCE RECEIVABLES
  Amount                              $ 1,407.4      $ 1,408.4     $ 1,434.7


  Percent of net finance
   receivables                             2.83%          2.83%         2.91%


  Multiple to net losses (3)               1.48x          1.61x         1.70x

60+DAYS CONTRACTUAL
   DELINQUENCY (Managed Basis)             2.45%          2.74%         2.51%


(1) The June 30, 1999 financial information presented has been restated to reflect the December 31, 1999 contribution of Associates World Capital
Corporation to the Company by First Capital.

(2) Excludes the receivables of Arcadia securitized prior to the acquisition of Arcadia by the Company.

(3) The multiple to net losses is calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to exclude net credit losses related to the impact of certain significant transactions.







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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ASSOCIATES CORPORATION OF NORTH AMERICA



                          By: /s/ David J.  Keller
                              --------------------------------------
                              Executive Vice President and Principal
                              Accounting Officer

Date: July 21, 2000